Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports 2010 Fourth Quarter and Full Year Results

• Increased broadband availability to 240,000 new households in the quarter
• Sequential quarterly improvement of high-speed internet subscriber growth
• Improved residential customer churn, revenue per customer and products per customer
• Strong commercial sales winbacks, including over 100 businesses in West Virginia
• Fourth quarter operating cash flow margin of 46%; 49% for the full year; as adjusted
• 2010 full year dividend payout ratio of 63% of free cash flow

Stamford, Conn., February 23, 2011 — Frontier Communications Corporation (NYSE:FTR) today reported fourth-quarter 2010 revenue of $1,358.7 million, operating income of $239.7 million and net income attributable to common shareholders of Frontier of $46.0 million, or $0.05 per share. After excluding $11.3 million for acquisition and integration costs, net income attributable to common shareholders of Frontier for the fourth quarter of 2010 would have been $53.0 million, or $0.05 per share.

“I am pleased with the solid progress we continue to make after the Verizon acquisition.  Our focus on streamlining processes and local engagement resulted in strong customer metrics – including reduced churn of access line customers, and improvements in high-speed internet, video and commercial sales,” said Maggie Wilderotter, Chairman and CEO of Frontier Communications.  “We also increased our broadband availability in the new markets by 240,000 households, are well into our conversion planning for the next 4 states and took an additional $52 million of annualized synergies out of the business.”

Revenue for the fourth quarter of 2010 was $1,358.7 million as compared to $521.0 million in the fourth quarter of 2009.  Revenue of $857.9 million is attributable to the July 1, 2010 acquired properties for the three months ended December 31, 2010.  The decline of $20.2 million for our Frontier legacy operations results from decreases in local and long distance services revenue and switched access revenue, partially offset by an increase of $9.4 million in data and internet services revenue.

At December 31, 2010, the Company had 3,445,200 residential customers and 343,800 business customers. The Company grew its high-speed internet customers by approximately 5,600 during the fourth quarter of 2010, consisting of 1,500 net additions for Frontier legacy operations and 4,100 net additions for the acquired properties, and had 1,697,200 high-speed internet customers at December 31, 2010. The Company had net additions of approximately 15,800 video customers during the fourth quarter of 2010, and had 531,400 video customers at December 31, 2010.

Network access expenses and other operating expenses for the fourth quarter of 2010 were $755.0 million as compared to $246.7 million in the fourth quarter of 2009.  Network access expenses and other operating expenses of $507.6 million are associated with the acquired properties.

Depreciation and amortization for the fourth quarter of 2010 was $352.8 million as compared to $102.9 million in the fourth quarter of 2009. The fourth quarter of 2010 includes $130.0 million of depreciation expense and $123.1 million of amortization expense as a result of the acquired properties.

Acquisition and integration costs of approximately $11.3 million ($0.01 per share after tax) were incurred and expensed during the fourth quarter of 2010, as compared to approximately $13.9 million ($0.03 per share after tax) in the fourth quarter of 2009, in connection with our acquisition of approximately 4.0 million access lines (as of July 1, 2010).  These costs in the fourth quarter of 2010 were incurred in connection with our activities to complete the integration of the West Virginia operations, commence the conversion of remaining systems and other ongoing integration work.

Operating income for the fourth quarter of 2010 was $239.7 million and operating income margin was 17.6 percent as compared to operating income of $157.5 million and operating income margin of 30.2 percent in the fourth quarter of 2009.  The fourth quarter 2010 increase of $82.2 million is primarily the result of incremental operating income from the recently acquired properties.

Interest expense for the fourth quarter of 2010 was $167.5 million as compared to $94.2 million in the fourth quarter of 2009, a $73.3 million increase.  Interest expense was higher in 2010 due to the $3.5 billion of additional debt assumed in connection with the acquisition of the acquired properties.

Income tax expense for the fourth quarter of 2010 was $26.2 million as compared to $4.6 million in the fourth quarter of 2009, a $21.6 million increase.

Net income attributable to common shareholders of Frontier was $46.0 million, or $0.05 per share, as compared to $4.4 million, or $0.01 per share, in the fourth quarter of 2009.  The fourth quarter of 2010 includes acquisition and integration costs of $11.3 million ($7.0 million or $0.01 per share after tax).  The fourth quarter 2010 increase is primarily the result of incremental operating income from the recently acquired properties and higher other income (as the fourth quarter of 2009 reflected a loss of $53.7 million ($33.8 million or $0.11 per share after tax) recognized on the early retirement of debt), partially offset by increased interest expense and income tax expense.  The change in basic net income per share was primarily due to the higher net income, as discussed above, mostly offset by the increase in weighted average shares outstanding as a result of the issuance of 678.5 million shares in connection with our acquisition of the acquired properties.

Capital expenditures were $247.6 million for the fourth quarter of 2010 and $577.9 million for the full year of 2010, including $19.1 million for the fourth quarter of 2010 and $97.0 million for the full year of 2010 related to integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $622.3 million for the fourth quarter of 2010 resulting in an operating cash flow margin of 45.8 percent.  Operating cash flow, as reported, of $592.5 million has been adjusted to exclude $11.3 million of acquisition and integration costs, $15.8 million of non-cash pension and other postretirement benefit costs, and $2.7 million of severance and early retirement costs for the fourth quarter of 2010.

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Free cash flow, as defined by the Company in the attached Schedule A, was $212.9 million for the fourth quarter of 2010 and $838.3 million for the full year of 2010.  The Company’s dividend represents a payout of 63 percent of free cash flow for the full year of 2010.

For the full year of 2011, the Company’s expectations for capital expenditures and free cash flow, excluding acquisition/integration costs and capital expenditures, to be within a range of $750 million to $780 million and $1.15 billion to $1.2 billion, respectively.  We expect that in 2011 our cash taxes will be approximately $50 million to $75 million.

The Company’s next regular quarterly cash dividend of $0.1875 per share of common stock will be paid on March 31, 2011 to shareholders of record on March 9, 2011.

Pro Forma Information
As a convenience to investors, the Company furnished today on a Current Report on Form 8-K unaudited pro forma combined historical financial and operating data for the Company, including financial and operating data for the acquired properties, updated to reflect the actual financial and operating data for the fourth quarter of 2010.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $11.3 million and $13.9 million of acquisition and integration costs in the fourth quarters of 2010 and 2009, respectively, and $137.1 million and $28.3 million of acquisition and integration costs in the full year of 2010 and 2009, respectively, because the Company believes that such costs in the fourth quarters and full years of 2010 and 2009 are unusual, and that the magnitude of such costs in the full year of 2010 materially exceed the comparable costs in the full year of 2009.  In addition, the Company has shown adjustments to its financial presentations to exclude $15.8 million and $9.4 million of non-cash pension and other postretirement benefit costs in the fourth quarters of 2010 and 2009, respectively, and $40.1 million and $34.2 million of non-cash pension and other postretirement benefit costs in the full years of 2010 and 2009, respectively, and $2.7 million and $1.2 million of severance and early retirement costs in the fourth quarters of 2010 and 2009, respectively, and $10.4 million and $3.8 million of severance and early retirement costs in the full years of 2010 and 2009, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

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Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast
The Company will host a conference call today at 9:00 A.M.. Eastern Time.  The conference call will be Webcast and may be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=66508&eventID=3672210

A telephonic replay of the conference call will be available for one week beginning at 11:00 A.M. Eastern time, February 23, 2011 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the U.S. and Canada, at 719-457-0820, passcode 7769564.  A Webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,800 employees. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to:  our ability to successfully integrate the operations of the Acquired Business into Frontier’s existing operations; the risk that the growth opportunities and cost synergies from the Transaction may not be fully realized or may take longer to realize than expected; our indemnity obligation to Verizon for taxes which may be imposed upon them as a result of changes in ownership of our stock may discourage, delay or prevent a third party from acquiring control of us during the two-year period ending July 2012 in a transaction that stockholders might consider favorable; the effects of increased expenses incurred due to activities related to the Transaction and the integration of the Acquired Business; our ability to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; Reductions in the number of our access lines that cannot be offset by increases in HSI subscribers and sales of other products and services; the effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation, or changes in the enforcement or interpretation of such legislation and regulation; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of competition from cable, wireless and other wireline carriers; our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings,

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including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; our ability to successfully renegotiate union contracts expiring in 2011 and thereafter; declines in the value of our pension plan assets, which would require us to make increased contributions to the pension plan in 2011 and beyond; limitations on the amount of capital stock that we can issue to make acquisitions or to raise additional capital until July 2012; our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; and  the effects of severe weather events such as hurricanes, tornados, ice storms or other natural or man-made disasters.  These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@ftr.com	greg.lundberg@ftr.com	brigid.smith@ftr.com

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TABLES TO FOLLOW

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Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended		For the year ended
	December 31,		December 31,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009

Income Statement Data
Revenue	$1,358,721	$520,980	$3,797,675	$2,117,894

Network access expenses	140,624	51,471	383,679	225,907
Other operating expenses	614,340	195,191	1,611,137	781,097
Depreciation and amortization	352,802	102,892	893,719	476,391
Acquisition and integration costs (1)	11,275	13,877	137,142	28,334
Total operating expenses	1,119,041	363,431	3,025,677	1,511,729

Operating income	239,680	157,549	771,998	606,165
Investment and other income (loss), net (2)	647	(53,562)	20,538	(34,842)
Interest expense	167,458	94,217	521,820	378,214
Income before income taxes	72,869	9,770	270,716	193,109
Income tax expense	26,247	4,600	114,999	69,928
Net income (1) (2)	46,622	5,170	155,717	123,181
Less: Income attributable to the noncontrolling interest in a partnership	630	767	3,044	2,398
Net income attributable to common shareholders of Frontier (1) (2)	$45,992	$4,403	$152,673	$120,783

Weighted average shares outstanding	989,411	310,117	649,828	310,021

Basic net income per share attributable to common shareholders of Frontier (1) (2) (3)	$0.05	$0.01	$0.23	$0.38

Other Financial Data
Capital expenditures - Business operations	$228,528	$69,073	$480,888	$230,966
Capital expenditures - Integration activities	19,055	22,392	96,991	24,999
Operating cash flow, as adjusted (4)	622,287	284,933	1,853,271	1,148,874
Free cash flow (4)	212,946	123,643	838,260	490,830
Dividends paid	186,347	78,091	529,389	312,366
Dividend payout ratio (5)	88%	63%	63%	64%

(1)
Includes acquisition and integration costs of $11.3 million ($7.0 million or $0.01 per share after tax) and $137.1 million ($85.7 million or $0.13 per share after tax) for the quarter and year ended December 31, 2010, respectively. Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude acquisition and integration costs, was $0.05 per share and $0.37 per share for the quarter and year ended December 31, 2010, respectively. Includes acquisition and integration costs of $13.9 million ($8.8 million or $0.03 per share after tax) and $28.3 million ($17.8 million or $0.06 per share after tax) for the quarter and year ended December 31, 2009, respectively.

(2)
Includes premium on debt repurchases of $53.7 million ($33.8 million or $0.11 per share after tax) for the quarter ended December 31, 2009 and premium, net of gains, on debt repurchases of $45.9 million ($28.9 million or $0.09 per share after tax) for the year ended December 31, 2009.

(3) Calculated based on weighted average shares outstanding.
(4)	A reconciliation to the most comparable GAAP measure is presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended			For the year ended
	December 31,			December 31,
(Amounts in thousands)	2010	2009		2010	2009

Selected Income Statement Data
Revenue (3)
Local and long distance services	$662,099	$229,993	(1)	$1,797,382	$947,162	(1)
Data and internet services	452,807	160,524	(1)	1,235,596	638,815	(1)
Switched access and subsidy	160,414	90,905		497,775	359,634
Directory services	26,521	25,721		102,786	107,096
Other	56,880	13,837	(1)	164,136	65,187	(1)
Total revenue	1,358,721	520,980		3,797,675	2,117,894

Expenses (3)
Network access expenses	140,624	51,471		383,679	225,907
Other operating expenses (2)	614,340	195,191		1,611,137	781,097
Depreciation and amortization	352,802	102,892		893,719	476,391
Acquisition and integration costs	11,275	13,877		137,142	28,334
Total operating expenses	1,119,041	363,431		3,025,677	1,511,729

Operating Income	$239,680	$157,549		$771,998	$606,165

Other Financial Data
Revenue (3):
Residential	$606,927	$218,400		$1,678,551	$899,800
Business	591,380	211,675		1,621,349	858,460
Total customer revenue	1,198,307	430,075		3,299,900	1,758,260
Regulatory (Switched access and subsidy)	160,414	90,905		497,775	359,634
Total revenue	$1,358,721	$520,980		$3,797,675	$2,117,894

(1)
Reflects the inclusion of Long distance services revenue of $41.4 million and $165.8 million in Local and long distance services revenue for the quarter and year ended December 31, 2009, respectively. Reflects the reclassification of wireless data revenue of $0.5 million and $1.9 million from Other revenue to Data and internet services revenue for the quarter and year ended December 31, 2009, respectively.

(2)
Includes pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $18.3 million and $9.4 million for the quarters ended December 31, 2010 and 2009, respectively, and $53.2 million and $34.2 million for the years ended December 31, 2010 and 2009, respectively. Includes severance and early retirement costs of $2.7 million and $1.2 million for the quarters ended December 31, 2010 and 2009, respectively, and $10.4 million and $3.8 million for the years ended December 31, 2010 and 2009, respectively.

(3)
Reflects the restatement of revenue by category, expenses and customer revenue for the quarter ended September 30, 2010 due to the reclassification of revenues and expenses for the acquired properties.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended		For the year ended
	December 31,		December 31,
(Amounts in thousands, except operating data)	2010	2009	2010	2009

Other Financial and Operating Data

Access lines:
Residential	3,635,670	1,349,510	3,635,670	1,349,510
Business	2,110,048	768,002	2,110,048	768,002
Total access lines	5,745,718	2,117,512	5,745,718	2,117,512

Residential customer metrics:
Customers	3,445,193	1,254,508	3,445,193	1,254,508
Revenue	$606,927	$218,400	$1,678,551	$899,800
Products per residential customer (1) - Frontier Legacy	2.60	2.54	2.60	2.52
Average monthly residential revenue
per customer - Frontier Legacy	$60.74	$57.52	$60.31	$57.62
- Total Company	$57.94
Percent of customers on price protection plans
- Frontier Legacy	58.4%	53.3%	58.4%	53.3%

Customer monthly churn - Frontier Legacy	1.36%	1.41%	1.33%	1.47%
- Total Company	1.64%

Business customer metrics:
Customers	343,823	140,763	343,823	140,763
Revenue	$591,380	$211,675	$1,621,349	$858,460
Average monthly business revenue per customer
- Frontier Legacy	$510.96	$492.22	$511.33	$485.72
- Total Company	$564.78

Other data:
Employees	14,798	5,403	14,798	5,403
High-Speed Internet (HSI) subscribers	1,697,167	635,947	1,697,167	635,947
Video subscribers	531,446	172,961	531,446	172,961
Switched access minutes of use (in millions)	5,098	2,093	14,542	8,854
Average monthly total revenue per access line
- Frontier Legacy	$83.20	$81.35	$83.20	$80.74
- Total Company	$77.98
Average monthly customer revenue per access line
- Frontier Legacy	$70.32	$67.16	$69.89	$67.03
- Total Company	$68.77

(1)
Products per residential customer: primary residential voice line, HSI and video products have a value of 1. Long distance, Frontier Peace of Mind, second lines, feature  packages and dial-up have a value of 0.5.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$251,263	$358,693
Accounts receivable, net	568,308	190,745
Other current assets	308,848	130,642
Total current assets	1,128,419	680,080

Restricted cash	187,489	-
Property, plant and equipment, net	7,590,614	3,133,521
Other assets - principally goodwill	8,983,708	3,064,654
Total assets	$17,890,230	$6,878,255

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$280,002	$7,236
Accounts payable and other current liabilities	1,159,355	385,441
Total current liabilities	1,439,357	392,677

Deferred income taxes and other liabilities	3,257,437	1,352,379
Long-term debt	7,983,693	4,794,129
Equity	5,209,743	339,070
Total liabilities and equity	$17,890,230	$6,878,255

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)

	For the year ended December 31,
	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$155,717	$123,181
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	893,719	476,391
Stock based compensation expense	14,473	9,368
Pension/OPEB costs	40,050	34,196
Loss on extinguishment of debt, net	-	45,939
Other non-cash adjustments	10,072	2,080
Deferred income taxes	85,432	61,217
Change in accounts receivable	(33,146)	21,906
Change in accounts payable and other liabilities	106,433	13,297
Change in other current assets	(50,570)	(44,855)
Net cash provided by operating activities	1,222,180	742,720

Cash flows provided from (used by) investing activities:
Cash transferred to escrow	(115,000)	-
Capital expenditures - Business operations	(480,888)	(230,966)
Capital expenditures - Integration activities	(96,991)	(24,999)
Cash paid for the acquired properties, net	(82,560)	-
Other assets purchased and distributions received, net	1,484	673
Net cash used by investing activities	(773,955)	(255,292)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	-	1,117,476
Long-term debt payments	(7,236)	(1,027,408)
Financing costs paid	(12,868)	(2,204)
Premium paid to retire debt	-	(66,868)
Issuance of common stock	-	751
Dividends paid	(529,389)	(312,366)
Repayment of customer advances for construction and
distributions to noncontrolling interests	(6,162)	(1,743)
Net cash used by financing activities	(555,655)	(292,362)

(Decrease) increase in cash and cash equivalents	(107,430)	195,066
Cash and cash equivalents at January 1,	358,693	163,627

Cash and cash equivalents at December 31,	$251,263	$358,693

Cash paid during the period for:
Interest	$511,354	$364,167
Income taxes	$19,885	$59,735

					Schedule A
	Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

		For the quarter ended December 31,		For the year ended December 31,
	(Amounts in thousands)	2010	2009	2010	2009

	Net Income to Free Cash Flow;
	Net Cash Provided by Operating Activities

	Net income	$46,622	$5,170	$155,717	$123,181

	Add back:
	Depreciation and amortization	352,802	102,892	893,719	476,391
	Income tax expense	26,247	4,600	114,999	69,928
	Acquisition and integration costs	11,275	13,877	137,142	28,334
	Pension/OPEB costs (non-cash) (1)	15,826	9,394	40,050	34,196
	Stock based compensation	4,543	2,394	14,473	9,368

	Subtract:
	Cash paid (refunded) for income taxes	15,843	(218)	19,885	59,735
	Other income (loss), net (2)	(2)	(54,171)	17,067	(40,133)
	Capital expenditures - Business operations (3)	228,528	69,073	480,888	230,966
	Free cash flow	212,946	123,643	838,260	490,830

	Add back:
	Deferred income taxes	75,340	50,120	85,432	61,217
	Non-cash (gains)/losses, net	24,575	66,269	64,595	91,583
	Other income (loss), net (2)	(2)	(54,171)	17,067	(40,133)
	Cash paid (refunded) for income taxes	15,843	(218)	19,885	59,735
	Capital expenditures - Business operations (3)	228,528	69,073	480,888	230,966

	Subtract:
	Changes in current assets and liabilities	163,329	(27,648)	(22,717)	9,652
	Income tax expense	26,247	4,600	114,999	69,928
	Acquisition and integration costs	11,275	13,877	137,142	28,334
	Pension/OPEB costs (non-cash) (1)	15,826	9,394	40,050	34,196
	Stock based compensation	4,543	2,394	14,473	9,368
	Net cash provided by operating activities	$336,010	$252,099	$1,222,180	$742,720

(1)
Includes pension and other postretirement benefit (OPEB) expense of $21.1 million and $11.4 million, less amounts capitalized into the cost of capital expenditures of $2.9 million and $2.0 million, for the quarters ended December 31, 2010 and 2009, respectively, and pension/OPEB expense of $61.5 million and $41.7 million, less amounts capitalized into the cost of capital expenditures of $8.3 million and $7.5 million, for the years ended December 31, 2010 and 2009, respectively. Amounts for the quarter and year ended December 31, 2010 have also been reduced by $2.4 million and $13.1 million, respectively, for cash pension contributions.

(2)
Includes premium on debt repurchases of $53.7 million ($33.8 million or $0.11 per share after tax) for the quarter ended December 31, 2009 and premium, net of gains, on debt repurchases of $45.9 million ($28.9 million or $0.09 per share after tax) for the year ended December 31, 2009.

(3)	Excludes capital expenditures for integration activities.

										Schedule B
	Frontier Communications Corporation
	Reconciliation of Non-GAAP Financial Measures

		For the quarter ended December 31, 2010					For the quarter ended December 31, 2009
	(Amounts in thousands)
			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$239,680	$(11,275)	$(15,826)	$(2,704)	$269,485	$157,549	$(13,877)	$(9,394)	$(1,221)	$182,041

	Add back:
	Depreciation and
	amortization	352,802	-	-	-	352,802	102,892	-	-	-	102,892
	Operating cash flow	$592,482	$(11,275)	$(15,826)	$(2,704)	$622,287	$260,441	$(13,877)	$(9,394)	$(1,221)	$284,933

	Revenue	$1,358,721				$1,358,721	$520,980				$520,980

	Operating income margin
	(Operating income divided
	by revenue)	17.6%				19.8%	30.2%				34.9%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	43.6%				45.8%	50.0%				54.7%

		For the year ended December 31, 2010					For the year ended December 31, 2009

			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$771,998	$(137,142)	$(40,050)	$(10,362)	$959,552	$606,165	$(28,334)	$(34,196)	$(3,788)	$672,483

	Add back:
	Depreciation and
	amortization	893,719	-	-	-	893,719	476,391	-	-	-	476,391
	Operating cash flow	$1,665,717	$(137,142)	$(40,050)	$(10,362)	$1,853,271	$1,082,556	$(28,334)	$(34,196)	$(3,788)	$1,148,874

	Revenue	$3,797,675				$3,797,675	$2,117,894				$2,117,894

	Operating income margin
	(Operating income divided
	by revenue)	20.3%				25.3%	28.6%				31.8%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	43.9%				48.8%	51.1%				54.2%

(1)
Includes pension and other postretirement benefit (OPEB) expense of $21.1 million and $11.4 million, less amounts capitalized into the cost of capital expenditures of $2.9 million and $2.0 million, for the quarters ended December 31, 2010 and 2009, respectively, and pension/OPEB expense of $61.5 million and $41.7 million, less amounts capitalized into the cost of capital expenditures of $8.3 million and $7.5 million, for the years ended December 31, 2010 and 2009, respectively. Amounts for the quarter and year ended December 31, 2010 have also been reduced by $2.4 million and $13.1 million, respectively, for cash pension contributions.